Exhibit 99.1

April 23, 2009 - Firstgold Engages Haywood Securities to assist in restructuring and/or sale of company in light of creditors Default Notice

Firstgold announced today that it is actively considering various financing, restructuring and strategic alternatives. The Company has engaged Haywood Securities to assist in this process. As previously disclosed, as of December 15th, 2008, Firstgold is in default of certain debt covenants in its credit facility and securitization agreements. Subsequently a forbearance agreement was announced on March 31 providing the company with a standstill agreement with the lenders until April 30th. However, late yesterday the two primary lenders terminated the forbearance period and declared defaults under their respective Senior Secured Promissory Notes. While the Company is continuing to work with its lenders and advisors to satisfactorily resolve these issues, it was deemed prudent at this time to consider all options including an outright sale, or merger, of the Company.

“We believe our fully permitted mine at Relief Canyon has the potential to be a world class asset. Unfortunately with our current financial condition it has been difficult to arrange the capital necessary to enable the plant to reach peak operating capacity. Therefore the Company’s Board has commenced the steps today to formally review all options, including the ultimate sale and/or merger of the Company. To this end the Company has already begun discussions with three interested parties and plans to move expeditiously to conclude a transaction we believe would best suit our shareholders. We will also be working with our two major lenders to allow sufficient time for us to develop these alternative strategies”, commented CEO Steve Akerfeldt.

Until new financing can be obtained to bridge the gap between start up of the mine and cash flow from production, the Company has been forced to suspend any additional crushing activity at the plant and will run its operations on a care and maintenance basis until such time as full operations can be restored.

“The equity and credit markets have become very difficult to access for companies like Firstgold.  Currently Firstgold, in addition to being in breach of its debt obligation to lenders, has approximately $3.7 million dollars in payables that cannot be repaid until new financing has been obtained. These are difficult times but we believe the steps we are implementing will enable us to preserve the value of our assets” said Akerfeldt.

Over the last 24 months Firstgold has spent $16 million developing a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Firstgold currently leases over 10,000 acres of prime exploration property in Nevada. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.